As filed with the U.S. Securities and Exchange Commission on December 4, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GALAPAGOS NV

(Exact name of registrant as specified in its charter)

Belgium	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Generaal De Wittelaan L11 A3

2800 Mechelen, Belgium

+32 1 534 29 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Subscription Right Plan 2023 BE

Subscription Right Plan 2023 RMV

Subscription Right Plan 2023 ROW

(Full title of the plan)

C T Corporation System

28 Liberty Street

New York, New York 10005

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael H. Bison, Esq.

Yasin Akbari, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Galapagos NV (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission on March 23, 2023 (File No. 001-37384), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) Our reports on Form 6-K furnished to the Commission on January 5, 2023; January 5, 2023; January  10, 2023; January 19, 2023; February  8, 2023; February 10, 2023; February  24, 2023; February 28, 2023; March  23, 2023; March 27, 2023; March  31, 2023; April 25, 2023; April  26, 2023; May 2, 2023; May  2, 2023; May 5, 2023; May  9, 2023; May 23, 2023; May  26, 2023; June 12, 2023; June  13, 2023; June 15, 2023; August 4, 2023 (other than Exhibit 99.2); August 30, 2023; September  20, 2023; November 2, 2023; and November 3, 2023 (other than portions of each of the foregoing expressly excluded from incorporation by reference) (File No. 001-37384).

(c) The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on May 8, 2015 (File No. 001-37384), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any report on Form 6-K furnished by the Registrant to the Commission after the date of this Registration Statement (or a portion thereof) is incorporated by reference in this Registration Statement only to the extent that the report expressly states that the Registrant incorporates it (or such portions) by reference in this Registration Statement and it is not subsequently superseded. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The Registrant’s directors may be liable to the Registrant and to third parties for infringement of the Registrant’s articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable.

The Registrant maintains liability insurance for the Registrant’s directors and officers, including insurance against liability under the Securities Act.

The New Belgian Companies and Associations Code that entered into force on January 1, 2020, includes a cap on liability for directors (including persons in charge of daily management) for any damages they cause due to mismanagement, including breaches of the articles of association and the New Belgian Companies and Associations Code. This liability cap applies towards the company and third parties. For Galapagos, the cap amounts to €12,000,000.00 (subject to indexation). The cap applies irrespective of the number of claimants or defendants for the same (set of) facts. However, the cap does not apply to repetitive minor misconduct, serious error or cases of fraud. Furthermore, the cap does not apply to directors’ liability under the special liability regimes relating to payment of withholding tax, VAT and social security contributions.

Certain of the Registrant’s non-executive directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of the Registrant’s Board of Directors.

In the underwriting agreements the Registrant entered into in connection with its May 2015 global offering and its subsequent follow-on U.S. public offerings, the underwriters agreed to indemnify, under certain conditions, the Registrant, the members of the Registrant’s Board of Directors and persons who control the Registrant’s company within the meaning of the Securities Act against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in the Registrant’s registration statement and certain other disclosure documents.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See the Exhibit Index below for a list of exhibits filed as a part of, or incorporated by reference into, this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Association, as amended (English translation)

4.2(1)	Form of Deposit Agreement

4.3(2)	Form of American Depositary Receipt

5.1	Opinion of Argo Law BV

23.1	Consent of Deloitte Bedrijfsrevisoren BV

23.2	Consent of Argo Law BV (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	Subscription Right Plan 2023 ROW (English translation)

99.2	Subscription Right Plan 2023 BE (English Translation)

99.3	Subscription Right Plan 2023 RMV (English Translation)

107	Calculation of Filing Fee Tables

(1)

Filed as Exhibit 4.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-203435), filed with the U.S. Securities and Exchange Commission on April 30, 2015, and incorporated herein by reference.

(2)

Filed as Exhibit A to Registrant’s prospectus filed pursuant to Rule 424(b)(3) under the Securities Act (File No. 333-203584) filed with the U.S. Securities and Exchange Commission on October 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mechelen, Belgium on December 4, 2023.

GALAPAGOS NV

By:	/s/ Stoffels IMC BV, permanently represented by Paul Stoffels
Name: Stoffels IMC BV, permanently represented by Paul Stoffels
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors, officers and/or authorized representative in the United States of Galapagos NV, hereby severally constitute and appoint Stoffels IMC BV, permanently represented by Paul Stoffels and Thad Huston, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Galapagos NV, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 4, 2023.

Signature	Title

/s/ Stoffels IMC BV, permanently represented by Paul Stoffels Stoffels IMC BV, permanently represented by Paul Stoffels	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)

/s/ Thad Huston Thad Huston	Chief Financial Officer & Chief Operating Officer (Principal Financial and Accounting Officer)

/s/ Daniel O’Day Daniel O’Day	Director

/s/ Dan G. Baker Dan G. Baker, MD	Director

/s/ Jérôme Contamine Jérôme Contamine	Director

/s/ Peter Guenter Peter Guenter	Director

/s/ Linda Higgins Linda Higgins, Ph.D.	Director

/s/ Elisabeth Svanberg Elisabeth Svanberg, MD, Ph.D.	Director

/s/ Susanne Schaffert Susanne Schaffert, Ph.D.	Director

/s/ Simon Sturge	Director
Simon Sturge

Puglisi & Associates

Signature	Title

By: /s/ Donald J. Puglisi Name: Donald J. Puglisi	Authorized Representative in the United States
Title: Managing Director